Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 89,800,000.00	0.0001381	$ 12,401.38
Fees Previously Paid
	Total Transaction Valuation:	$ 89,800,000.00
	Total Fees Due for Filing:			$ 12,401.38
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 12,401.38
Offering Note
[1]	The proposed maximum value of the transaction is estimated solely for the purpose of calculating the filing fee. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00013810 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated based on 3,351,526 shares of IF Bancorp, Inc. common stock outstanding, less 50,509 shares of IF Bancorp, Inc. common stock held in the Iroquois Federal Savings and Loan Association Employee Stock Ownership Plan that will be liquidated, multiplied by $27.20 (which represents the maximum possible amount of the per share merger consideration).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A